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Spectrum Signal Processing Selected to Provide JTRS Representative Hardware for U.S. Department of Defense JTRS Test and Certification Activities

JTRS JPO/JTeL to Use flexComm™  SDR-3000 Integrated Platform for Compliance Testing

Columbia, MD – August 11, 2003 – Spectrum Signal Processing (USA) Inc., the U.S. subsidiary of Spectrum Signal Processing Inc. of Burnaby, British Columbia, Canada (NASDAQ: SSPI / TSX: SSY), a leading provider of high performance solutions for wireless signal and packet-voice processing, today announced that the corporation’s flexComm SDR-3000 family of software reconfigurable platforms has been selected for the U.S. Department of Defense Joint Tactical Radio System (JTRS) Joint Program Office (JPO) as a representative JTR hardware set. The JTRS JPO’s test and certification element, the JTRS Technology Laboratory (JTeL), made the announcement. This selection confirms that the SDR-3000 architecture will be used by the U.S. Department of Defense for independent verification and validation of JTRS waveforms for the following purposes:

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Software Communications Architecture (SCA) acceptance and compliance testing of JTRS waveforms;

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Supporting the advancement of the Software Communications Architecture; and,

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Providing growth capabilities for the acceptance and compliance testing of future JTRS waveforms.

As a result of this selection, Spectrum will provide its flexComm SDR-3001 software defined radio (SDR) development platform to JTeL, part of the U.S. Navy’s Space and Naval Warfare Command, along with software engineering services to support the porting and testing of the waveforms developed for JTRS by U.S. defense contractors.

“Spectrum’s initiative in developing this capable, SCA-compliant commercial off-the-shelf (COTS) SDR platform  will significantly aid the Department of Defense in its mandate to provide portable waveforms to all of the Armed Services,” a U.S. Department of Defense official confirmed. “Spectrum’s understanding of the challenges faced in developing high performance, software reconfigurable signal processing platforms, as illustrated by its SDR-3000 product family, was a critical differentiator in the selection.”

“With no competitor selected, this endorsement by JTeL of our SDR platform as a representative test bed for SCA compliance and waveform testing represents the culmination of three years of designing, developing and bringing to market the most advanced COTS software reconfigurable signal processing platform,” said James P. Atkins, President of Spectrum Signal Processing (USA). “We look forward to supporting the JTRS JPO and JTeL in their testing and certification mandate.”

Pascal Spothelfer, President & CEO of Spectrum Signal Processing Inc. added, “This is an important win for our U.S. subsidiary and represents a major milestone for the corporation in that our technology strategy and implementation of software defined radio has been fully validated.”

The five JTRS Cluster contracts will result in a family of software programmable radios designed around the SCA to ensure interoperability and portability across disparate radio networks. Joint tactical radios will be multi-mode and multi-band allowing one radio to communicate with numerous other different radios and will allow over-the-air programming of those sets. The new radios will carry information in real-time to the warfighter in the field, whether it be ground-based, shipborne, or airborne. Once fully implemented, JTRS will enable the information superiority necessary for more effective military engagements.

The flexComm SDR-3001 SDR Development Platform is comprised of a heterogeneous processing platform incorporating Xilinx™ FPGAs, PowerPC™ processors from Motorola, and Texas Instruments DSPs. The platform will also comprise an integrated radio frequency transceiver and analog I/O module. Software development tools include Spectrum’s quicComm™ Hardware Abstraction Layer to facilitate algorithm partitioning and programming, an SCA Core Framework (CF) for the set up and teardown of waveforms as mandated by the JTRS JPO for all military communications programs, Spectrum’s SCA Board Support Package that enables the SCA CF to identify and manage the platform resources, and a POSIX-compliant real-time operating system.

About JTeL

The JTRS Technology Laboratory is the testing and certification arm of the JTRS JPO, which provides JTeL tasking and direction. JTeL is tasked to:

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Provide JTRS waveform acceptance and SCA-compliance recommendations to the JTRS JPO;

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Provide JTR Set Operating Environment SCA-compliance recommendations to the JTRS SPO;

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Maintain a repository of all certified JTRS Waveforms, waveform documentation, JTeL tools and products, and appropriate security algorithms;

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Support the advancement of the SCA and standardization of APIs; and,

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Research new technology applicable to software defined radios.

For more information, visit http://jtrs.army.mil

About Spectrum Signal Processing Inc.

Spectrum Signal Processing designs, develops and markets high performance wireless signal processing and packet-voice processing platforms for use in defense and communications infrastructure equipment. Spectrum’s optimized hardware, software and chip technology work together to collect, compress and convert voice and data signals. Leveraging its 16 years of design expertise, Spectrum provides its customers with faster time to market and lower costs by delivering highly flexible, reliable and high-density solutions. Spectrum subsystems are targeted for use in government intelligence, surveillance and communications systems, satellite hubs, cellular base stations, media gateways and next-generation voice and data switches. More information on Spectrum and its flexComm and aXs™ product lines is available at www.spectrumsignal.com.

™ flexComm and quicComm are trademarks of Spectrum Signal Processing Inc.

TM Xilinx is a trademark of Xilinx Inc.

TM PowerPC is a trademark of International Business Machines Corporation.

This news release contains forward-looking statements related to the sale of Spectrum Signal Processing Inc. flexComm products to JTeL.  The statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions and the other risks detailed in the company’s prospectus and from time-to-time in other filings. Actual results may differ materially form those projected. These forward-looking statements represent the company’s judgment as of the date of this report and the company may or may not update these forward-looking statements in the future. Readers are referred to Spectrum’s assumptions and risk factors set out in the most current Form 20-F filed with the Securities and Exchange Commission and the British Columbia Securities Commission.

Spectrum Contacts:

Manuel Uhm Technical and Trade Media Phone: 604-421-5422 ext. 216 Email: manuel_uhm@spectrumsignal.com	Liza Aboud Business Media and Investor Relations Phone: 604-421-5422 ext 152 Email: liza_aboud@spectrumsignal.com